Exhibit (d)(2)
TENDER AND SUPPORT AGREEMENT
     This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 17, 2008, is by and among BMC Software, Inc., a Delaware corporation (“Parent”), Bengal Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), and each of the individuals or entities set forth on Schedule A hereto (each, a “Stockholder”).
     WHEREAS, each Stockholder beneficially owns the shares of common stock, par value $0.001 per share (“Common Stock”), of BladeLogic, Inc., a Delaware corporation (“Seller”), set forth opposite such Stockholder’s name on Schedule A (all such shares set forth on Schedule A, together with any shares of Common Stock of the Seller that are hereafter issued to or otherwise acquired or owned by any Stockholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”);
     WHEREAS, Parent, Purchaser and the Seller propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Purchaser to commence a tender offer for all of the issued and outstanding Common Stock of the Seller (the “Offer”) and the merger of Purchaser with and into the Seller, with the Seller continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and
     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have required that each Stockholder, and as an inducement and in consideration therefor, each Stockholder (in such Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
AGREEMENT TO TENDER
     Section 1.1.   Agreement to Tender. Unless this Agreement shall have been terminated in accordance with its terms, each Stockholder shall validly tender or cause to be tendered in the Offer all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer, other than any shares of Common Stock granted to such Stockholder under an employee benefit plan of the Seller which are unvested and subject to any risk of forfeiture. Without limiting the generality of the foregoing, as promptly as practicable, but in any event no later than five (5) Business Days prior to the initial expiration date of the Offer, each Stockholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to such Stockholder’s Subject Shares complying with the terms of the Offer, (B) a Certificate representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a Book-Entry Share of any uncertificated Subject Shares, and (C) all other documents or instruments required to be delivered by other Seller Stockholders pursuant to the terms of the Offer, and/or (ii) cause such Stockholder’s broker or such other Person that is the holder of record of any Subject Shares beneficially owned by such Stockholder to tender such Subject Shares pursuant to and in accordance with clause (i) of this Section 1.1 and the terms of the Offer. Each Stockholder agrees that, once such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw any of such Subject Shares from the Offer, unless and until (A) the Offer shall have been terminated by Purchaser in accordance with the terms of the Merger Agreement or (B) this Agreement shall have been terminated in accordance with its terms; provided, however, that (x) a Stockholder shall not be required, for purposes of this Agreement, to exercise any unexercised Seller Stock Options held by such Stockholder or tender any shares of Common Stock granted to such Stockholder under an employee benefit plan of the Seller which are unvested and subject to any risk of forfeiture, and (y) a Stockholder shall not have any obligation under this Section 1.1 to tender such Stockholder’s Subject Shares into the Offer if that tender could cause such Stockholder to incur liability under Section 16(b) of the Exchange Act. The obligations of each Stockholder under this Section 1.1 are several and not joint with any other Stockholder.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
     Each Stockholder represents and warrants to Parent and Purchaser as to such Stockholder, severally and not jointly, that:
     Section 2.1.   Authorization; Binding Agreement. In the case of any Stockholder that is a corporation, limited partnership or limited liability company, such Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted. As applicable to such Stockholder, the consummation of the transactions contemplated hereby are within such Stockholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of such Stockholder. Such Stockholder has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder, and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
     Section 2.2.   Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Laws applicable to such Stockholder or such Stockholder’s Subject Shares or (ii) except as may be required by federal securities law, require any consent or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a default under, or give rise to any right of termination, cancellation or acceleration under any agreement or other instrument binding on such Stockholder or any applicable Law, in each case that would negatively impact Stockholder’s ability to perform its obligations hereunder.
     Section 2.3.   Ownership of Subject Shares; Total Shares. Such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such Stockholder’s Subject Shares and, as of the date of Purchaser’s acceptance of the shares of Common Stock of the Seller in the Offer, such Subject Shares will be free and clear of any Encumbrance (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as (i) provided hereunder, (ii) pursuant to any applicable restrictions on transfer under the Securities Act, and (iii) subject to any risk of forfeiture with respect to any shares of Common Stock granted to such Stockholder under an employee benefit plan of the Seller. The Subject Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Common Stock of the Seller beneficially owed by such Stockholder as of the date hereof.
     Section 2.4.   Voting Power. Except as set forth on Schedule A, such Stockholder has full voting power, with respect to its Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its Subject Shares. None of such Stockholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.
     Section 2.6.   Reliance. Such Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.
     Section 2.7.   Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Purchaser or Seller in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder in his capacity as such.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
     Each of Parent and Purchaser represent and warrant to the Stockholders, jointly and severally, that:
     Section 3.1.   Authorization; Binding Agreement. Parent and Purchaser are each duly organized, validly exiting and in good standing under the laws of their jurisdiction of organization. The consummation of the transactions contemplated hereby are within each of Parent’s and Purchaser’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of Parent and Purchaser. Parent and Purchaser have full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser, and constitutes a valid and binding obligation of Parent and Purchaser enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
     Section 3.2.   Non-Contravention. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Laws applicable to Parent or Purchaser or (ii) except as may be required by federal securities laws, require any consent or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a default under, or give rise to any right of termination, cancellation or acceleration under any agreement or other instrument binding on Parent or Purchaser or any applicable Law, in each case that would negatively impact Parent’s or Purchaser’s ability to perform its obligations hereunder or under the Merger Agreement.

ARTICLE IV
ADDITIONAL COVENANTS OF THE STOCKHOLDERS
     Each Stockholder hereby covenants and agrees, severally and not jointly, that:
     Section 4.1.   Voting of Subject Shares. At every meeting of the Seller Stockholders called, and at every adjournment or postponement thereof, such Stockholder shall, or shall cause the holder of record on any applicable record date to, vote such Stockholder’s Subject Shares (to the extent that any of the Subject Shares are not purchased in the Offer) (i) in favor of (A) approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement and (B) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval and adoption of the Merger Agreement on the date on which such meeting is held; (ii) against (A) any Acquisition Proposal, or (B) any action, proposal, transaction or agreement that would reasonably be expected to result in the failure of any Tender Offer Condition to be satisfied; and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of the Seller Stockholders, and in connection therewith to execute any documents reasonably requested by Parent that are necessary or appropriate in order to effectuate the foregoing.
     Section 4.2.   No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, such Stockholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance on any such Subject Shares, (ii) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of such Subject Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares, (iv) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares, or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect. Notwithstanding the foregoing, such Stockholder may make (a) Transfers of Subject Shares by will or by operation of law or other Transfers for estate planning purposes, in which case the Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement, (b) Transfers of Subject Shares to charitable organizations, provided that the transferee agrees in writing to be bound by the terms and conditions of this Agreement, and (c) as Parent may otherwise agree in writing in its sole discretion. In addition, Parent and Purchaser agree to discuss in good faith any request from such Stockholder to undertake a Transfer of Subject Shares for tax planning purposes in which the Subject Shares shall continue to be bound by this Agreement and each transferee agrees in writing to be bound by the terms and conditions of this Agreement.
     Section 4.3.   No Exercise of Appraisal Rights. Such Stockholder agrees not to exercise any appraisal rights or dissenter’s rights in respect of such Stockholder’s Subject Shares that may arise with respect to the Merger.
     Section 4.4.   Documentation and Information. Such Stockholder shall permit and hereby authorizes Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s commitments and obligations under this Agreement. Parent will consult, to the extent practicable, with counsel to such Stockholder concerning the disclosure referred to in the preceding sentence.
     Section 4.5.   No Solicitation. Subject to Section 5.15, such Stockholder shall not and shall not authorize or permit its Representatives to directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish any non-public information to any Person (other than Parent or Purchaser) in connection with an Acquisition Proposal, or (iii) enter into any letter of intent or agreement relating to an Acquisition Proposal. It is understood that this Section 4.5 limits the rights of each Stockholder only to the extent that such Stockholder is acting in such Stockholder’s capacity as a Stockholder, and nothing in this Section 4.5 shall be construed as preventing a Stockholder, or a director, officer or employee of a Stockholder or Affiliate of a Stockholder, who is an officer or director of the Company from the performance of obligations required by the fiduciary obligations of such Stockholder, or director, officer or employee of a Stockholder or Affiliate of a Stockholder, acting solely in his or her capacity as an officer or director of the Company (but subject to the limitations contained in Section 7.2 of the Merger Agreement).
ARTICLE V
MISCELLANEOUS
     Section 5.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, (i) if to Parent or Purchaser, in accordance with the provisions of the Merger Agreement and (ii) if to a Stockholder, to such Stockholder’s address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto.
     Section 5.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof, and (y) the provisions of this Article V shall survive any termination of this Agreement.
     Section 5.3.   Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 5.4.   Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
     Section 5.5.   Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Parent and Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, that such transfer or assignment shall not relieve Parent or Purchaser of any of its obligations hereunder.
     Section 5.6.   Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Parent and Purchaser and each Stockholder hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Courts for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
     Section 5.7.   Counterparts. This Agreement may be signed, manually or by facsimile, in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     Section 5.8.   Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.
     Section 5.9.   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 5.10.   Specific Performance. The parties hereto agree that each of Parent and Purchaser would be irreparably damaged if for any reason any Stockholder fails to perform any of its obligations under this Agreement and that each of Parent and Purchaser may not have an adequate remedy at law for money damages in such event. Accordingly, each of Parent and Purchaser shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which they are entitled at law or in equity.
     Section 5.11.   Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 5.12.   No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     Section 5.13.   Further Assurances. Parent, Purchaser and each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.
     Section 5.14.   Interpretation. Unless the context otherwise requires, as used in this Agreement:  (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to each gender; and (v) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.
     Section 5.15   Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Stockholder of Seller, and not in such Stockholder’s capacity as a director, officer or employee of Seller or any of its Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director and/or officer of Seller in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of Seller or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Seller or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.
     Section 5.16   No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of Seller has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Seller Articles, the possible acquisition of the Subject Shares by Parent and Purchaser pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.
[SIGNATURE PAGE FOLLOWS]

     The parties are executing this Agreement on the date set forth in the introductory clause.

BMC SOFTWARE, INC.
By:
Name:
Title:

BENGAL ACQUISITION CORPORATION
By:
Name:
Title:

[Signature Page to Tender and Support Agreement]

[Stockholder]
[Signature Page to Tender and Support Agreement]

Schedule A

Name of Stockholder	Shares
[Stockholder]